Exhibit 99.1

Main Street Announces First Quarter 2016 Financial Results

First Quarter 2016 Distributable Net Investment Income Increased to $0.57 Per Share

HOUSTON, May 5, 2016 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the first quarter of 2016.

First Quarter 2016 Highlights

  Distributable net investment income of $28.8 million (or $0.57 per share), representing a 16% increase from the first quarter of 2015 (1)
  Net investment income of $27.2 million (or $0.54 per share), representing a 16% increase from the first quarter of 2015
  Total investment income of $42.0 million, representing a 13% increase from the first quarter of 2015
  Maintained industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.4%
  Declared regular monthly dividends totaling $0.54 per share for the second quarter of 2016, or $0.18 per share for each of April, May and June 2016, representing a 3% increase from the regular monthly dividends paid for the second quarter of 2015
  Net increase in net assets resulting from operations of $16.8 million (or $0.33 per share)
  Net asset value of $21.18 per share at March 31, 2016, representing a decrease of $0.06 per share, or 0.3%, compared to $21.24 per share at December 31, 2015
  Completed $37.3 million in total lower middle market ("LMM") portfolio investments, including investments totaling $21.6 million in two new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $7.5 million in total LMM portfolio investments
  Net decrease of $1.6 million in middle market portfolio investments
  Net increase of $25.5 million in private loan portfolio investments
  Fully exited portfolio company debt and equity investments in Southern RV, LLC, realizing a gain of $14.4 million, a total internal rate of return of 45.9% and 2.3 times money invested

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased that our operating results for the first quarter of 2016 continued to demonstrate the unique benefits of our diversified portfolio, differentiated investment strategy and efficient operating structure. As a result of our positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by over 5% and maintaining our track record of never having paid a distribution that represented a return of capital. In addition, we also generated net realized gains of over $13 million, primarily from the favorable sale of one of our lower middle market portfolio companies. We are also pleased that we received a "green light" or "go forth" letter from the SBA inviting us to continue our application process for our third SBIC license. Obtaining our third SBIC license and the related expanded capacity for additional SBIC debentures has been one of our key strategic focus areas for the last few years, and we believe that having the ability to access the incremental SBA debentures will significantly benefit our capital structure and enable us to maintain our long-term focus on growing our lower middle market portfolio."

First Quarter 2016 Operating Results

The following table provides a summary of our operating results for the first quarter of 2016:

	Three Months Ended March 31,
	2016	2015	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 32,182	$ 30,067	$ 2,115	7%
Dividend income	7,629	5,136	2,493	49%
Fee income	2,064	1,602	462	29%
Income from marketable securities and idle funds	131	374	(243)	(65%)
Total investment income	$ 42,006	$ 37,179	$ 4,827	13%

Distributable net investment income (1)	$ 28,753	$ 24,754	$ 3,999	16%
Distributable net investment income per share (1)	0.57	0.54	0.03	5%

Net increase in net assets resulting from operations	$ 16,812	$ 35,424	$ (18,612)	(53%)
Net increase in net assets resulting from operations per share	0.33	0.77	(0.44)	(57%)

The $4.8 million increase in total investment income in the first quarter of 2016 from the comparable period of the prior year was principally attributable to (i) a $2.1 million increase in interest income primarily related to higher average levels of portfolio debt investments, (ii) a $2.5 million increase in dividend income from investment portfolio equity investments and (iii) a $0.5 million increase in fee income. The increase in total investment income includes a consistent amount of investment income from accelerated prepayment and repricing activity for certain investment portfolio debt investments when compared to the same period in 2015.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $13.3 million in the first quarter of 2016 from $12.4 million for the corresponding period of 2015. This comparable period increase in cash operating expenses was principally attributable to (i) a $0.4 million increase in interest expense, primarily due to an increase in interest expense on our long-term revolving credit facility ("Credit Facility") generally due to the higher average balance outstanding on the Credit Facility in the first quarter of 2016 when compared to the prior year, (ii) a $0.4 million increase in general and other administrative expenses and (iii) a $0.3 million increase in compensation expense related primarily to increases in the number of personnel and base compensation levels, with these increases partially offset by a $0.3 million increase in the expenses allocated to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), in each case when compared to the prior year. Our Operating Expense to Assets Ratio was 1.4% on an annualized basis for the first quarters ended March 31, 2016 and 2015, which is consistent with the ratio for the year ended December 31, 2015.

The $4.0 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above.(1) Distributable net investment income on a per share basis for the first quarter ended March 31, 2016 reflects a greater number of average shares outstanding compared to the corresponding period in 2015 primarily due to the March 2015 equity offering, shares issued through offerings under our at-the-market, or ATM, program and shares issued pursuant to our dividend reinvestment plan.

The $18.6 million decrease in the net increase in net assets resulting from operations was primarily the result of a $40.0 million decrease in net change in unrealized appreciation (depreciation) to net unrealized depreciation of $26.2 million for the first quarter ended March 31, 2016, partially offset by (i) a $3.7 million increase in net investment income as discussed above, (ii) a $15.7 million increase in the net realized gain (loss) from investments from a net realized loss of $2.1 million during the first quarter ended March 31, 2015 to a net realized gain of $13.6 million for the first quarter ended March 31, 2016 and (iii) a $2.0 million increase in the income tax benefit from the prior year. The net realized gain of $13.6 million for the first quarter ended March 31, 2016 was primarily the result of (i) the net realized gain on the exit of a LMM investment totaling $14.4 million and (ii) the net realized gain of $1.3 million due to activity in our other portfolio, partially offset by (i) the net realized loss of $1.6 million on the exit of a marketable securities and idle funds investment and (ii) the net realized loss of $0.9 million relating to the restructure of a middle market investment.

The following table provides a summary of the total unrealized depreciation of $26.2 million for the first quarter of 2016:

	Three Months Ended March 31, 2016
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due
to net realized gains/losses recognized during period	$ (14.4)	$ 2.9	$ -	$ (1.2)	$ (12.7)
Net unrealized appreciation (depreciation) relating to portfolio investments	3.5	(9.3)	(3.2)	(5.8)	(14.8)
Total net change in unrealized appreciation (depreciation) relating to portfolio investments	$ (10.9)	$ (6.4)	$ (3.2)	$ (7.0)	$ (27.5)

Net unrealized appreciation relating to marketable securities					1.4
Unrealized depreciation relating to SBIC debentures (c)					(0.1)
Total net change in unrealized appreciation (depreciation)					$ (26.2)

(a)	LMM includes unrealized appreciation on 28 LMM portfolio investments and unrealized depreciation on 21 LMM portfolio investments.
(b)	Other includes $6.3 million of net unrealized depreciation relating to the the Other Portfolio offset by $0.5 million of unrealized appreciation relating to the External Investment Manager.
(c)	Relates to unrealized depreciation on the SBIC debentures held by our wholly-owned subsidiary Main Street Capital II, LP ("MSC II") which are accounted for on a fair value basis.

The income tax benefit for the first quarter of 2016 of $2.3 million principally consisted of a deferred tax benefit of $2.6 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in net operating loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book tax differences, partially offset by other current tax expense of $0.4 million, which is primarily related to accruals for U.S. federal income and excise taxes, state and other taxes.

Liquidity and Capital Resources

As of March 31, 2016, we had $17.2 million in cash and cash equivalents, $1.5 million in marketable securities and idle funds investments and $249.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of March 31, 2016 are as follows:

  Our Credit Facility included $555.0 million in total commitments from a diversified group of 14 participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility up to $750.0 million.
  $306.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 2.3%.
  $225.0 million of outstanding SBIC debentures through our two wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted average annual fixed interest rate of approximately 4.2% as of March 31, 2016 and mature ten years from original issuance. The first maturity related to our SBIC debentures does not occur until 2017, and the remaining weighted average duration was approximately 5.3 years as of March 31, 2016.
  $175.0 million of five year 4.50% Notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make whole provisions.
  $90.7 million of ten year 6.125% Notes outstanding that bear interest of 6.125% per year (the "6.125% Notes"). The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,077.0 million, or $21.18 per share.

Investment Portfolio Information as of March 31, 2016 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of March 31, 2016:

	As of March 31, 2016
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	72	84	42
Fair value	$ 860.7	$ 579.5	$ 271.3
Cost	$ 694.5	$ 636.3	$ 294.8
% of portfolio at cost - debt	70.9%	98.0%	93.7%
% of portfolio at cost - equity	29.1%	2.0%	6.3%
% of debt investments at cost secured by first priority lien	91.7%	85.4%	86.7%
Weighted-average annual effective yield (b)	12.4%	8.1%	9.6%
Average EBITDA (c)	$ 6.1	$ 94.2	$ 13.7

(a)	We had equity ownership in 96% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 35%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost as of March 31, 2016, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including five LMM portfolio companies, four middle market portfolio companies and six private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 199% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.7 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.0 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.9 to 1.0 and 2.9 to 1.0, respectively.(2) (3) Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.2 as of March 31, 2016 and December 31, 2015.

As of March 31, 2016, we had other portfolio investments in ten companies, collectively totaling approximately $78.7 million in fair value and approximately $86.6 million in cost basis, which comprised approximately 4.3% of our investment portfolio at fair value.

As of March 31, 2016, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $27.8 million, which comprised 1.5% of our investment portfolio at fair value.

As of March 31, 2016, we had six investments on non-accrual status, which comprised approximately 0.5% of the total investment portfolio at fair value and 3.8% of its cost. Our total portfolio investments at fair value were approximately 106% of the related cost basis as of March 31, 2016.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-publicly traded business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the first quarter of 2016, the External Investment Manager generated $2.3 million of fee income from this relationship, and HMS Income ended the first quarter of 2016 with greater than $900 million of total assets. The relationship with HMS Income benefited our net investment income by $1.9 million in the first quarter of 2016 through a $1.2 million reduction of our operating expenses for expenses we charged to the External Investment Manager for services we provided to the External Investment Manager and $0.7 million of dividend income from the External Investment Manager.

First Quarter 2016 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 6, 2016 at 10:00 a.m. Eastern Time to discuss the first quarter 2016 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 13, 2016 and may be accessed by dialing 201-612-7415 and using the passcode 13635270#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2016 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

(3)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard - Lascar Associates
Ken Dennard / ken@dennardlascar.com
Jenny Zhou / jzhou@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 12,615	$ 11,335
Affiliate investments	8,523	6,049
Non-Control/Non-Affiliate investments	20,737	19,421
Interest, fee and dividend income	41,875	36,805
Interest, fee and dividend income from marketable
securities and idle funds investments	131	374
Total investment income	42,006	37,179
EXPENSES:
Interest	(8,182)	(7,796)
Compensation	(3,820)	(3,494)
General and administrative	(2,405)	(1,962)
Share-based compensation	(1,589)	(1,263)
Expenses allocated to the External Investment Manager	1,154	827
Total expenses	(14,842)	(13,688)
NET INVESTMENT INCOME	27,164	23,491

NET REALIZED GAIN (LOSS):
Control investments	14,358	-
Non-Control/Non-Affiliate investments	818	(2,008)
Marketable securities and idle funds investments	(1,573)	(112)
Total net realized gain (loss)	13,603	(2,120)

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	(27,529)	14,204
Marketable securities and idle funds investments	1,457	251
SBIC debentures	(146)	(693)
Total net change in unrealized appreciation (depreciation)	(26,218)	13,762

INCOME TAXES:
Federal and state income, excise and other taxes	(370)	(376)
Deferred taxes	2,633	667
Income tax benefit (provision)	2,263	291

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 16,812	$ 35,424

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.54	$ 0.51
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.33	$ 0.77

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.540	$ 0.510
Supplemental dividends	-	-
Total dividends	$ 0.540	$ 0.510

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	50,549,780	46,080,204

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	March 31, 2016	December 31, 2015
ASSETS	(Unaudited)

Portfolio investments at fair value:
Control investments	$ 520,099	$ 555,011
Affiliate investments	389,310	350,519
Non-Control/Non-Affiliate investments	908,662	894,466
Total portfolio investments	1,818,071	1,799,996
Marketable securities and idle funds investments	1,519	3,693

Total investments	1,819,590	1,803,689

Cash and cash equivalents	17,223	20,331
Interest receivable and other assets	31,786	27,737
Receivable for securities sold	11,458	9,901
Deferred financing costs, net	12,651	13,267
Deferred tax asset, net	8,442	4,003

Total assets	$ 1,901,150	$ 1,878,928

LIABILITIES

Credit facility	$ 306,000	$ 291,000
SBIC debentures	223,806	223,660
4.50% Notes	175,000	175,000
6.125% Notes	90,655	90,738
Dividend payable	9,113	9,074
Interest payable	5,185	3,959
Accounts payable and other liabilities	5,847	12,292
Payable for securities purchased	8,546	2,311

Total liabilities	824,152	808,034

NET ASSETS

Common stock	508	504
Additional paid-in capital	1,026,233	1,011,467
Accumulated net investment income, net of cumulative dividends	7,061	7,181
Accumulated net realized gain from investments, net of cumulative dividends	(36,050)	(49,653)
Net unrealized appreciation, net of income taxes	79,246	101,395

Total net assets	1,076,998	1,070,894

Total liabilities and net assets	$ 1,901,150	$ 1,878,928

NET ASSET VALUE PER SHARE	$ 21.18	$ 21.24

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net investment income	$ 27,164	$ 23,491
Share-based compensation expense	1,589	1,263
Distributable net investment income (1)	$ 28,753	$ 24,754

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.57	$ 0.54

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.